                             MAGMA COPPER COMPANY                  EXHIBIT 11

                       Computation of Per Share Earnings
                   (In thousands, except per share amounts)
                                    Three Months         Nine Months
                                 ended September 30,  ended September 30,
                                 -------------------  -------------------
                                   1995     1994       1995        1994
Primary                          -------   ------     ------      -------
-------
Weighted average common
  shares outstanding               47,807   49,313     48,858    49,095
Earnings used in per common
  share computation:
  Net income                      $51,880  $22,321   $158,069   $50,542
   Preferred stock dividends       (2,906)  (2,906)    (8,718)   (8,718)
                                   ------   ------    -------    ------
  Net income available
    for common stock              $48,974  $19,415   $149,351   $41,824
                                   ======   ======    =======    ======
Earnings per share:
  Net income                      $  1.08  $   .45   $   3.24   $  1.03
                                   ======   ======    =======    ======
  Preferred stock dividends          (.06)    (.06)      (.18)     (.18)
                                   ------   ------    -------    ------
Earnings per share of
  common stock                    $  1.02  $   .39   $   3.06   $   .85
                                   ======   ======    =======    ======
Assuming full dilution
----------------------
Weighted average common
  shares outstanding               51,880   22,321    158,069    50,542
Earnings used in per common
  share computation:
  Net income                      $54,423  $20,610   $106,189   $28,221
Earnings per share:
  Net income                      $   .84  $   .35   $   2.50   $   .80

Computation of weighted average
  shares outstanding-fully diluted
 ---------------------------------
Primary weighted average
  shares outstanding               47,807   49,313     48,858    49,095

Assuming full dilution:
  Conversion of Series D Preferred
    Stock (2 million shares at
    3.448 conversion rate)          6,896    6,896      6,896     6,896
  Conversion of Series E Preferred
    Stock (2 million shares at
    3.5945 conversion rate)         7,189    7,189      7,189     7,189

  Incremental shares                   22       11        247       264
                                   ------   ------    -------    ------
Fully diluted weighted
  average shares outstanding       61,914   63,409     63,190    63,444
                                   ======   ======    =======   =======
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